Exhibit 14.1

Platinum Research Organization, Inc.

Code of Ethics

GENERAL STATEMENT OF POLICY

The Code of Ethics represents a framework for decision-making, an expression of the core values, and Platinum Research Organization Inc.’s (“PRO”) standard of business conduct.

All changes must be approved by the Board of Directors.

CODE OF ETHICS

PRO employees will comply with federal, state and local laws and regulations applicable to PRO’s business or operations in the United States and in each country where the Company does business directly or indirectly.

PRO employees will conduct business and operations in keeping with high moral, ethical and legal standards, avoiding conflicts of interest and the appearance of impropriety. Specifically, PRO employees are expected to conduct business and operations in compliance with all laws and regulations applicable to its business and operations at all government levels.

PURPOSE OF THE CODE OF ETHICS

The purpose of our Code of Ethics is to provide direction.

WAIVER OF CODE OF ETHICS FOR EXECUTIVE OFFICERS OR DIRECTORS

PRO requires approval by the Board of Directors and prompt disclosure of any waiver of this Code of Ethics for an officer or director of the Company. If the waiver is approved by the Board of Directors, the waiver would then be promptly disclosed to PRO’s shareholders.

RESPONSIBILITY

Who Must Comply?

Every employee, all officers and members of the Board of Directors must comply with our Code of Ethics.

Personal Responsibility

Each PRO employee is responsible for maintaining the highest level of ethical conduct when conducting its business and reporting suspected or actual violations of our Code of Ethics.

Disciplinary Action

Failure to abide by our Code of Ethics and/or the law or failure to report suspected or actual violations will lead to disciplinary measures appropriate to the violation, up to and including, dismissal.

PRO Employee Responsibilities:

•	Read the Company’s Code of Ethics;

•	Comply with the Company’s Code of Ethics;

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Comply with all federal, state and local laws and regulations applicable to the Company’s business or operations at all government levels in the United States and in each country where the Company does business directly or indirectly;

•	Conduct business and operations in keeping with high moral, ethical and legal standards, avoiding conflicts of interest and the appearance of impropriety;

•	Report illegal or suspicious activities and known or suspected violations of our Code of Ethics; and

•	Seek guidance in resolving ethical issues.

WHISTLEBLOWER POLICY

It is the policy of Platinum Research Organization, Inc. that harassment, retaliation, or any type of discrimination or adverse action will not be tolerated against an employee (“whistleblower”) who:

•	Makes a good-faith complaint about suspected Company or employee violations of law or violations of the Company’s Code of Ethics or Financial Code of Ethics,

•	Provides information (or causes information to be provided) or assists in an investigation regarding violations of law, or

•	Files, testifies or participates in a proceeding relating to violations of law.

Filing a Complaint of Whistleblower Retaliation:

PRO encourages employees to report suspected retaliation violations and requires supervisory employees to report suspected retaliation violations. Employees can report alleged retaliation by using any of the methods described in the “Reporting Violations” section of the Code of Ethics.

REPORTING VIOLATIONS

Reports of Violations

PRO will promptly investigate reports of violations and our Code of Ethics will be enforced at all levels fairly and without prejudice.

Obligation to Report Violations

All employees, officers and any member of the Board of Directors have an obligation to report actual or suspected violations of federal, state or local laws, and any violations of the Code of Ethics.

No Retaliation

PRO will not tolerate retaliation in any form against an individual who reports a suspected or actual violation. Employees who retaliate, either directly or indirectly, or encourage others to do so, will be subject to disciplinary action appropriate to the violation, up to and including dismissal.

Confidential Reporting

PRO will take all reasonable steps to keep confidential the identity of anyone reporting a possible violation, making a complaint, or providing information regarding alleged wrongdoing.

Those reporting a suspected or actual violation are not required to provide their name; however, it may be difficult to perform an investigation without contact information.

Be aware that information involving a threat to life and/or property, illegal activities, or legal action against the Company may require action that does not allow for complete anonymity.

Investigation

It may be necessary for an investigator to contact the person making the report for more details. The investigator will conduct an internal investigation, focusing on the issue — not on the identity of the person making the report. Results of the investigation will be documented, and appropriate action will be taken to correct the situation.

PRO CHIEF FINANCIAL OFFICER

Employees are requested to contact PRO’s Chief Financial Officer (CFO) if they suspect a violation of the Code of Ethics has occurred.

CONTACT THE CFO TO REPORT:

Accounting or auditing irregularities	Theft of Cash, Goods/Services or Time

Fraud	Release of Proprietary Information

Retaliation against Whistleblowers	Sexual Harassment

Conflicts of interest	Discrimination

Kickbacks	Workplace Violence/Threats

Insider trading	Customer Relations

Destroying, altering or falsifying company records	Violations of antitrust, environmental or other governmental compliance regulations

Communications with the Board of Directors

COMMUNICATIONS WITH THE BOARD CHAIR

Employees may report Code of Ethics violations or Stockholders with concerns regarding PRO pertaining to matters other than accounting; internal accounting controls or auditing matters can communicate confidentially with PRO’s Board Chair by using the following method:

Mail: Platinum Research Organization, Inc.

c/o Chief Financial Officer

2777 N. Stemmons Freeway

Suite 1440

Dallas, Texas 75207

Attn: Board Chair

COMMUNICATIONS WITH THE CHAIR OF THE AUDIT COMMITTEE

Employees may report Financial Code of Ethics violations or Stockholders with concerns regarding PRO pertaining to matters concerning accounting, internal accounting controls or auditing matters, or matters relating to PRO’s Financial Code of Ethics can communicate confidentially with PRO’s Chair of the Audit Committee by using the following methods:

Mail: Platinum Research Organization, Inc.

c/o Chief Financial Officer

2777 N. Stemmons Freeway

Suite 1440

Dallas, Texas 75207

Attn: Chair of the Audit Committee

This is not a direct communication with the Board Chair or the Chair of the Audit Committee, as it is administered by the Chief Financial Officer. All correspondence received by the Chief Financial Officer will be forwarded unopened to the appropriate Chair.

COMPLIANCE WITH LAWS AND REGULATIONS

PRO employees are expected to conduct business and operations in compliance with all laws, rules and regulations applicable to its business and operations at all government levels.

Employee Relations

It is the policy of PRO to comply with all U.S. and foreign laws and regulations applicable to its operations regarding employees, regulating employment, the employer-employee relationship, and the health and safety of employees.

Equal Employment Opportunity

PRO practices and promotes a policy of non-discrimination. PRO will not, under any circumstances, condone or knowingly tolerate conduct that may constitute discrimination in the work environment.

PRO prohibits discrimination on the basis of race, color, religion, sex, disability, national origin, age, veteran status or sexual orientation.

COMPANY BOOKS AND RECORDS

Internal Controls

PRO will devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed and recorded.

Accounting Practices

Employee responsibilities include maintaining accurate and complete Company records. Company transactions must be promptly and accurately entered in PRO’s books in accordance with generally accepted accounting practices and principles.

No employee should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

•	All employees must comply with the Company’s standard accounting and internal control practices and with generally accepted accounting principles, rules and controls.

•	All Company records must accurately reflect and properly describe the transactions they record.

•	All assets, liabilities, revenues and expenses will be recorded in the regular books of the Company.

•	No false or artificial entries will be made in any books or records, for any reason;

•	No entries will be made to intentionally conceal or disguise the true nature of a transaction;

•	No undisclosed or unrecorded funds or assets will be established or permitted to exist for any purpose.

•	No payments shall be made with the intent or understanding that part of the payment will be used for something other than what is described in the supporting documents of the payment;

•	Employees will not engage in any arrangement resulting in prohibited acts described above.

Accurate Records

Honest and accurate recording and reporting of all information, including financial and operational, is required to make responsible business decisions.

In some cases, records are kept to comply with laws and regulations.

Information such as sales data, product, safety, personnel records and all financial records must be accurately recorded and reported in a timely manner.

CONFIDENTIAL INFORMATION

PRO believes its confidential information is an important asset in the operations of its business and prohibits the unauthorized use or disclosure of this information.

PRO requires employees to comply with the spirit and the letter of U.S. and foreign laws and regulations protecting the property rights or trade secrets of PRO, its strategic partners, vendors and competitors.

Overview of Confidential Information Policy

PRO must ensure the operations; marketing plans; product plans, designs and development; real estate activities; and other business affairs of the Company, as well as confidential information entrusted to us by our customers, strategic partners and vendors, are kept confidential to the greatest possible extent.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

Confidential or proprietary information about the Company and its strategic partners or vendors must not be discussed or released to anyone who is not authorized to receive such information.

Employees in possession of confidential or proprietary information about the Company, its strategic partners, vendors or others are responsible for security of such confidential or proprietary information.

Economic Espionage Act

Federal law; the Economic Espionage Act; and various state laws, make it a crime for any person to take, use or disclose a trade secret for the benefit of someone other than the owner. Employees and representatives who take, disclose or use confidential information of the Company, its strategic partners or vendors for their own benefit, or for the benefit of another person or organization (including competitors) risk criminal prosecution. All employees and representatives associated with the Company must comply with the Economic Espionage Act and related state laws.

Improperly Obtaining Confidential Information

Employees and representatives associated with PRO should not improperly obtain confidential information from another person or organization.

Examples of Confidential Information

Confidential information is any non-public information relating to PRO, its strategic partners, vendors, customers and employees. Examples of confidential information include:

Financial Information	Contract Negotiations	Operating Plans	Partner Information

Strategic Plans	Advertising Plans	Marketing Plans	Trade Secrets

Product Formulations	Real Estate Activities	Vendor Information	Contract Terms

Budgets and Forecasts	Mergers and Acquisitions	Employment Related Information	Employee Salaries

Product Costs	Product Designs Product Development

COMPANY ASSETS

PRO Employees are expected to protect and preserve Company assets such as cash, equipment, product and other property.

Proper use of Company property, electronic communication systems, information resources, material, facilities, and equipment is the responsibility of each employee.

PRO employees should use and maintain Company assets with the utmost care and respect, guarding against waste and abuse.

Company assets should not be borrowed or removed from Company property unless properly authorized. However, certain Company assets can be removed if properly authorized by a member of management.

Instances of suspected depletion of assets or theft will be thoroughly investigated by Company officials, private investigators engaged by the Company and/or by the appropriate law enforcement agency. Some types of asset depletion are:

•	Outright theft of cash or taking any product that is not fully paid for from the premises.

•	The creation, omission, alteration, falsification or destruction of records to cover the taking of cash or merchandise.

UNLAWFUL GIFTS AND PAYMENTS

It is the Company’s policy to fully comply with all U.S. laws and regulations applicable to improper gifts, bribes, kickbacks and other “sensitive transactions.”

Improper Payments, Bribes, Kickbacks, and Payoffs

It is the policy of the Company not to pay, directly or indirectly any bribe, kickback or other payoff to any manufacturer, distributor supplier or customer or to their employees or representatives. The use of an employee’s personal funds or assets with respect to Company activities for any unlawful or improper purpose falling within the scope of this policy is also strictly prohibited.

This policy does not prohibit expenditures of reasonable amounts for meals and entertainment of manufacturers, distributors, suppliers and customers if such expenditures are ordinary and customary business expenses, are otherwise lawful, and are fully disclosed on expense reports and approved under established Company policy and procedures.

GIFTS, TRIPS AND ENTERTAINMENT

Gifts, Trips and Entertainment Items

Employees must not request, encourage or accept any gift, trip or entertainment item from a former, current or prospective manufacturer, distributor, customer, vendor or supplier for their individual or departmental use. A “gift” is broadly defined as anything of a value in excess of $300. Examples of an unacceptable gift, trip or entertainment item include the following that are over a value over $300:

•	Meals (including food and beverage)

•	Gift baskets

•	Software

•	Trips, travel or hotel expenses

•	Free Product

Bonuses and Similar Items

Employees may not request, encourage or accept individual bonuses or similar items in the form of cash, checks or gift certificates (including gift cards) directly from a former, current or prospective manufacturer, distributor, vendor or supplier.

Exceptions

Any exception to this Gifts, Trips and Entertainment Policy must be approved by the CFO.

FAIR DEALING

Each employee should strive to deal fairly with the Company’s distributors, manufacturers, customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

CORPORATE OPPORTUNITIES

Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

As such, PRO employees, officers and directors are prohibited from the following:

•	Taking for themselves personally opportunities that are discovered through the use of corporate property, information or position;

•	Using corporate property, information, or position for personal gain; and

•	Competing with the company.

ANTITRUST LAWS AND FAIR COMPETITION

PRO employees are required to comply with the antitrust and unfair competition laws of the United States and foreign countries.

GOVERNMENT RELATIONS (GOVERNMENT CUSTOMERS)

Payments, Gifts, and Entertainment

Payments, gifts, or favors, including services to or entertainment of, government officials, other government personnel, or personnel of government-owned companies are prohibited unless approved in advance. This prohibition covers payments to any person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any governmental official.

IMPORT AND EXPORT CONTROLS

It is the Company’s policy to comply with all U.S. import and export control laws and regulations. The foreign operations of the Company also must comply with U.S. import and export control laws and regulations as well as applicable, comparable laws of foreign jurisdictions in which they do business. Subsidiaries and divisions operating outside the U.S. should seek legal advice regarding applicable laws and regulations of the foreign jurisdiction in which they do business, some of which may conflict with U.S. import or export law.

CONFLICT OF INTEREST

It is the policy of PRO to conduct our business and operations in such a manner to avoid conflicts of interest or even the appearance of a conflict of interest.

Definition of Conflict of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively.

Conflict of interest is further defined as any activity, investment, interest or association that interferes, has the potential to interfere or appears to interfere with an employee’s independent judgment or objectivity with regard to the Company’s interests as a whole. Such conflicts of interest are prohibited.

The following are further explanations of conflicts of interest, which should be avoided:

•	A conflict of interest exists when factors other than merit can influence the decision making process.

•	A conflict of interest can also arise when an employee, officer or director or member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

•	A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her job duties objectively and effectively.

•	Loans to, or guarantees of obligations of an employee, officer or director, or a member of his or her family, are also considered a conflict of interest.

RELATED PARTY RELATIONSHIP

A related party relationship is a type of conflict of interest which exists when an employee, relative of an employee (a spouse, child, parent, sibling, grandparent, grandchild, aunt, uncle or corresponding in-law or “step” relation), or any person(s) occupying the same household has a direct or indirect ownership interest in any business proposed to be engaged, or engaged in by PRO.

Direct or Indirect Receipt of Payment from Third Parties

The direct or indirect receipt of any vendor, distributor, manufacturer or customer payments, gifts or favors through a related party vendor, distributor, manufacturer or customer relationship as defined in “Related Party Relationships” is strictly prohibited.

Ownership Interest in Vendor or Supplier

Examples of a direct or indirect ownership interest are as follows: a financial investment in the vendor, manufacturer, distributor, customer or supplier, employment by the vendor, manufacturer, distributor, customer or supplier of a relative or person occupying the same household and participation in other business opportunities with the vendor, manufacturer, distributor or supplier. Owning less than five percent (5%) of the shares in a company listed on a major stock exchange is not considered a “conflict of interest.”

Participation in Outside Investments and Business Opportunities

Participation with a manufacturer, distributor, customer, supplier or vendor in an investment or outside business opportunity should be avoided.

Employee Disclosure of a Vendor or Supplier Conflict of Interest

Employees are under continuing obligation to disclose any situation that presents the possibility of a conflict of interest. An employee who has a conflict of interest or related party relationship must obtain approval from management prior to the employee or the employee’s department entering into a relationship with the manufacturer, distributor, customer, vendor or supplier.

GOVERNMENT AFFAIRS

It is the policy of PRO to comply with all federal, state and local laws regarding contributions to election campaigns, political parties, formation and operation of political action committees, and lobbying.

ENVIRONMENTAL POLICY

PRO continues its commitment to provide a safe and healthful environment in all its operations.

It is PRO’s expressed policy to comply with all applicable laws, codes, statutes and regulations of the United States (federal, state and local) and foreign countries where it conducts business, and to conduct all operations in a manner which promotes control and/or elimination of exposures that could be harmful to the Company’s employees, neighbors and the environment.

Platinum Research Organization, Inc.

Financial Code of Ethics

Platinum Research Organization, Inc. (the “Company”) maintains a Code of Ethics (the “ Code of Ethics”) applicable to all directors, officers and employees of the Company, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer-Controller (“CFO”). The provisions of the Code of Ethics cover ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Ethics, the Company maintains the following specific policies applicable to the CEO, the President and the CFO-Controller (the “Financial Code of Ethics”), pursuant to Section 406 of the Sarbanes-Oxley Act:

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The CEO, the President and the CFO-Controller are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities Exchange Commission (“SEC”) and in other public communications made by the Company. Accordingly, it is the responsibility of each of these persons to promptly bring to the attention of the appropriate management personnel any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and communications.

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The CEO, the President or the CFO-Controller shall promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have concerning (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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The CEO, the President or the CFO-Controller shall promptly bring to the attention of CFO and to the Audit Committee of the Board of Directors, any information he or she may have concerning any violation of the Code of Ethics or this Financial Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any director or involving any member of management or other employees who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures.

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The CEO, the President and the CFO-Controller shall promptly bring to the attention of the CFO, and to the Audit Committee of the Board of Directors, any information he or she may have concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of the Code of Ethics or of this Financial Code of Ethics.

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The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics or of this Financial Code of Ethics by the CEO, the President or the CFO-Controller. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and to this Financial Code of Ethics, and shall include (a) written notices to the individual involved that the Board of Directors has determined that there has been a violation, (b) censure by the Board, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits, (e) termination of the individual’s employment, or (f) such other action as the Board may determine is appropriate under the circumstances. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.